SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS
FILED PURSUANT TO RULES 13d-1(b), (c), AND
(d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. )*

Feldman Mall Properties, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

314308107

(CUSIP Number)

December 17, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x)	Rule 13d-1(b)
( )	Rule 13d-1(c)
( )	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Teachers Insurance and Annuity Association of America, as parent of each of the Reporting
Persons.
I.R.S. # 13-1624203

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ( )
(b) ( )
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	1,367,000

	6.	SHARED VOTING POWER	583,000

	7.	SOLE DISPOSITIVE POWER	1,367,000

	8.	SHARED DISPOSITIVE POWER	583,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,950,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES			( )

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
17.86%

12.	TYPE OF REPORTING PERSON
IC

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Teachers Insurance and Annuity Association of America, for the benefit of the TIAA Real Estate
Account
I.R.S. # 13-1624203

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ( )
(b) ( )
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	1,367,000

	6.	SHARED VOTING POWER	0

	7.	SOLE DISPOSITIVE POWER	1,367,000

	8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,367,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES			( )

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12.52%

12.	TYPE OF REPORTING PERSON
IC

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Teachers Advisors, Inc.
I.R.S. # 13-3760073

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ( )
(b) ( )

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	466,000

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	466,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
466,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES			( )

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.27%

12.	TYPE OF REPORTING PERSON
IA

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

TIAA-CREF Investment Management, LLC
I.R.S. #13-3586142

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP			(a) ( )
(b) ( )

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	117,000

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	117,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
117,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES			( )

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
1.07%
12.	TYPE OF REPORTING PERSON
IA

Item 1(a).	NAME OF ISSUER:

Feldman Mall Properties, Inc.

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3225 North Central Avenue
Suite 1205
Phoenix, AZ 85012

Items 2(a)-2(c).	NAME, ADDRESS OF PRINCIPAL BUSINESS OFFICE, AND CITIZENSHIP
OF PERSONS FILING:

Teachers Insurance and Annuity Association of America (“TIAA”)
730 Third Avenue
New York, NY 10017
Citizenship: New York

Teachers Advisors, Inc. (“Advisors”)
730 Third Avenue
New York, NY 10017
Citizenship: Delaware

TIAA-CREF Investment Management, LLC (“Investment Management”)
730 Third Avenue
New York, NY 10017
Citizenship: Delaware

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock

Item 2(e).	CUSIP NUMBER: 314308107

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

TIAA, as parent of each of the Reporting Persons

(a)	( )	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	( )	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	(x)	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	( )	Investment Company registered under Section 8 of the Investment Company Act.

(e)	( )	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	( )	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	( )	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	( )	A savings association as defined in Section 3(b) of the Federal Deposit Insurance
Act.

(i)	( )	A church plan that is excluded from the definition of an

investment company under Section 3(c)(14) of the Investment
Company Act.

(j)	( )	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

TIAA, for the benefit of the TIAA Real Estate Account

(a)	( )	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	( )	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	(x)	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	( )	Investment Company registered under Section 8 of the Investment Company Act.

(e)	( )	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	( )	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	( )	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	( )	A savings association as defined in Section 3(b) of the Federal Deposit Insurance
Act.

(i)	( )	A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company Act.

(j)	( )	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Advisors

(a)	( )	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	( )	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	( )	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	( )	Investment Company registered under Section 8 of the Investment Company Act.

(e)	(x)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	( )	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	( )	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	( )	A savings association as defined in Section 3(b) of the Federal Deposit Insurance
Act.

(i)	( )	A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company Act.

(j)	( )	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Investment Management

(a)	( )	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	( )	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	( )	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

(d)	( )	Investment Company registered under Section 8 of the Investment Company Act.

(e)	(x)	An investment adviser in accordance with Rule 13d-
1(b)(1)(ii)(E).

(f)	( )	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	( )	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	( )	A savings association as defined in Section 3(b) of the Federal Deposit Insurance
Act.

(i)	( )	A church plan that is excluded from the definition of an
investment company under Section 3(c)(14) of the Investment Company Act.

(j)	( )	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.	OWNERSHIP.
	(a) Aggregate amount beneficially owned: 1,950,000 (See Exhibit A)

	(b) Percent of class: 17.86%

	(c) Powers of shares:

	Sole Voting Power:	1,367,000

	Shared Voting Power:	583,000

	Sole Dispositive Power:	1,367,000

	Shared Dispositive Power:	583,000

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

	If this statement is being filed to report the fact that as of the date hereof the reporting
	person has ceased to be the beneficial owner of more than five percent of the class of
	securities, check the following ( ).

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
	PERSON.

	See Exhibit A

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY.

	Not Applicable

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

	Not Applicable

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

Item 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 23, 2004

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF
AMERICA

By:	/s/ Stewart P. Greene

Stewart P. Greene
Chief Counsel, Securities Law

TEACHERS ADVISORS, INC.

By:	/s/ Stewart P. Greene

Stewart P. Greene
Chief Counsel, Securities Law

TIAA-CREF INVESTMENT
MANAGEMENT, LLC

By:	/s/ Stewart P. Greene

Stewart P. Greene
Chief Counsel, Securities Law

EXHIBIT A

ITEM 6. OWNERSHIP.

Teachers Insurance and Annuity Association of America (“TIAA”) presently holds 1,367,000 shares of Issuer’s common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment discretion over 583,000 shares of Issuer’s common stock that are beneficially owned by three registered investment companies—College Retirement Equities Fund (“CREF”), TIAA-CREF Institutional Mutual Funds (“Institutional Funds”), and TIAA-CREF Life Funds (“Life Funds”), as well as the TIAA-CREF Asset Management Commingled Funds Trust I (“TCAM Funds”)—whose investment advisers are TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds, Life Funds and TCAM Funds), both of which are wholly owned subsidiaries of TIAA. TIAA is reporting the combined holdings of these entities for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. The filing of this statement should not be construed as an admission that TIAA is, for the purposes of Sections 13 or 16 of the Securities Exchange Act of 1934, the beneficial owner of these shares.